7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President and Chief Executive Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FIRST QUARTER FINANCIAL RESULTS

Evansville, Indiana, May 24, 2017 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of moderately priced footwear and accessories, today reported results for the first quarter ended April 29, 2017.

First Quarter Highlights

•	Net sales decreased 2.7 percent to $253.4 million

•	Comparable store sales decreased 3.9 percent

•	Earnings per diluted share of $0.48

•	Repurchased 767,000 shares of common stock at a total cost of $19.2 million under share repurchase program

•	Inventory was down 1.0 percent on a per-store basis

Cliff Sifford, Shoe Carnival's President and Chief Executive Officer commented, "While February was a very challenging month due to the delay in the tax refunds, we are encouraged by the improvement in our sales as we progressed through the quarter.  Comparable store sales for March and April combined, which includes the shift in the Easter selling season, were up low single digits.  Our focus on inventory management resulted in higher merchandise margins and a per-store reduction in inventory for the quarter.  We continue to manage our inventory effectively while keeping our product offering fresh and relevant.  Looking forward, our consistently strong financial position provides the financial flexibility to support our future strategies and further enhance shareholder value over time as a result of our dividend and share repurchase programs."

First Quarter Financial Results

The Company reported net sales of $253.4 million for the first quarter of fiscal 2017, a 2.7 percent decrease, compared to net sales of $260.5 million for the first quarter of fiscal 2016.  Comparable store sales decreased 3.9 percent in the first quarter of fiscal 2017.

Gross profit margin for the first quarter of fiscal 2017 decreased to 28.5 percent compared to 29.0 percent in the first quarter of fiscal 2016.  Merchandise margin increased 0.3 percent and was offset by buying, distribution and occupancy expenses, which increased 0.8 percent as a percentage of net sales compared to the first quarter of fiscal 2016.

Selling, general and administrative expenses ("SG&A") for the first quarter of fiscal 2017 increased $0.7 million to $58.9 million.  As a percentage of net sales, these expenses increased to 23.3 percent compared to 22.4 percent in the first quarter of fiscal 2016.

Net income for the first quarter of fiscal 2017 was $8.2 million, or $0.48 per diluted share.  For the first quarter of fiscal 2016, the Company reported net income of $10.7 million, or $0.56 per diluted share.

Store Openings and Closings

The Company expects to open approximately 19 stores and close approximately 18 to 20 stores during fiscal 2017 compared to opening 19 stores and closing nine stores during fiscal 2016.

Expected store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Store Closings
1st quarter 2017	7	5
2nd quarter 2017	6	4
3rd quarter 2017	6	2
4th quarter 2017	0	7 to 9
Fiscal year 2017	19	18 to 20

The seven new stores opened during the first quarter include locations in:

City	Market	Total Stores in the Market
Auburn Hills, MI	Detroit	7
Land O Lakes, FL	Tampa	8
Roanoke, VA	Roanoke	2
Tampa, FL	Tampa	8
Waxahachie, TX	Dallas	12
West Palm Beach, FL	West Palm Beach	6
Whitehall, PA	Philadelphia	11

Fiscal 2017 Earnings Outlook

The Company expects fiscal 2017 net sales to be in the range of $1.002 billion to $1.018 billion, with comparable store sales flat to down low single digits.  Earnings per diluted share for the fiscal year are expected to be in the range of $1.30 to $1.45.  Fiscal 2016 earnings per diluted share were $1.28 and adjusted earnings per diluted share were $1.40.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the first quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company's website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Date of Annual Shareholder Meeting

As previously announced, the Company will hold its Annual Meeting of Shareholders on June 13, 2017 at its corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana.

Non-GAAP Adjusted Results

The non-GAAP adjusted results for the full year of fiscal 2016 discussed herein exclude the impact of non-cash asset impairment charges related to long-lived assets associated with seven of the Company's Puerto Rico stores, which are recorded in SG&A.  These adjusted results are provided to enhance the user's overall understanding of the Company's historical operations and financial performance.  Specifically, the Company believes the adjusted results provide investors with relevant period-to-period comparisons of the Company's core operations.  The unaudited adjusted results are provided in addition to, and not as alternatives for, the Company's reported results determined in accordance with generally accepted accounting principles.  A complete reconciliation of actual results to the adjusted results appears below in the table entitled "Reconciliation of Non-GAAP Financial Measures to GAAP."

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation's largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of May 24, 2017, the Company operates 418 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; our ability to successfully navigate the increasing use of on-line retailers for fashion purchases and the impact on traffic and transactions in our physical stores; our ability to attract customers to our e-commerce website and to successfully grow our e-commerce sales; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees; our ability to manage our third-party vendor relationships; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in, and continued favorable trade relations with, China and other countries which are the major manufacturers of footwear; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; our ability to meet our labor needs while controlling costs; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company's SEC filings, including the Company's latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
 (Unaudited)

	Thirteen Weeks Ended April 29, 2017	Thirteen Weeks Ended April 30, 2016

Net sales	$253,389	$260,470
Cost of sales (including buying,
distribution and occupancy costs)	181,233	184,914
Gross profit	72,156	75,556
Selling, general and administrative
expenses	58,929	58,271
Operating income	13,227	17,285
Interest income	(1)	(3)
Interest expense	42	43
Income before income taxes	13,186	17,245
Income tax expense	4,955	6,584
Net income	$8,231	$10,661

Net income per share:
Basic	$0.48	$0.56
Diluted	$0.48	$0.56

Weighted average shares:
Basic	16,814	18,775
Diluted	16,818	18,780

Cash dividends declared per share	$0.07	$0.065

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)
(Unaudited)

	April 29, 2017	January 28, 2017	April 30, 2016

ASSETS
Current Assets:
Cash and cash equivalents	$25,261	$62,944	$65,998
Accounts receivable	1,878	4,424	1,657
Merchandise inventories	309,601	279,646	303,011
Deferred income taxes	0	0	1,411
Other	6,711	4,737	7,550
Total Current Assets	343,451	351,751	379,627
Property and equipment - net	97,323	96,216	102,636
Deferred income taxes	9,769	9,600	8,078
Other noncurrent assets	812	911	617
Total Assets	$451,355	$458,478	$490,958

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$70,572	$67,808	$69,119
Accrued and other liabilities	21,855	18,488	20,688
Total Current Liabilities	92,427	86,296	89,807
Deferred lease incentives	29,625	30,751	31,106
Accrued rent	11,211	11,255	11,301
Deferred compensation	10,597	10,465	10,159
Other	888	829	715
Total Liabilities	144,748	139,596	143,088
Total Shareholders' Equity	306,607	318,882	347,870
Total Liabilities and Shareholders' Equity	$451,355	$458,478	$490,958

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (In thousands)
(Unaudited)

	Thirteen Weeks Ended April 29, 2017	Thirteen Weeks Ended April 30, 2016

Cash Flows From Operating Activities
Net income	$8,231	$10,661
Adjustments to reconcile net income to net
cash (used in) provided by operating activities:
Depreciation and amortization	5,835	5,853
Stock-based compensation	46	635
Loss on retirement and impairment of assets	741	47
Deferred income taxes	(169)	(1,270)
Lease incentives	467	263
Other	(1,572)	(676)
Changes in operating assets and liabilities:
Accounts receivable	2,545	474
Merchandise inventories	(29,955)	(10,133)
Accounts payable and accrued liabilities	1,144	(5,761)
Other	2,974	4,307
Net cash (used in) provided by operating activities	(9,713)	4,400

Cash Flows From Investing Activities
Purchases of property and equipment	(7,477)	(4,161)
Net cash used in investing activities	(7,477)	(4,161)

Cash Flows From Financing Activities
Proceeds from issuance of stock	89	72
Dividends paid	(1,169)	(1,247)
Purchase of common stock for treasury	(19,151)	(1,596)
Shares surrendered by employees to pay taxes on restricted stock	(262)	(284)
Net cash used in financing activities	(20,493)	(3,055)
Net decrease in cash and cash equivalents	(37,683)	(2,816)
Cash and cash equivalents at beginning of period	62,944	68,814
Cash and Cash Equivalents at End of Period	$25,261	$65,998

SHOE CARNIVAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP
(In thousands, except per share data)
(Unaudited)

The following table provides reconciliations of GAAP to non-GAAP financial measures, to reflect the exclusion of non-cash impairment charges of long-lived assets for seven Puerto Rico stores.  There were no non-cash impairment charges of long-lived assets for our Puerto Rico stores for the first quarter of fiscal 2017.

	Fifty-two
	Weeks Ended January 28, 2017	% of Net Sales

Non-cash impairment charges	$3,573	0.3%
Tax effect	1,346	0.1%
Non-cash impairment charges net of income taxes	$2,227	0.2%

Reported selling, general and administrative expenses	$251,323	25.1%
Non-cash impairment charges	3,573	0.3%
Adjusted selling, general and administrative expenses, pre-tax	$247,750	24.8%

Reported operating income	$37,912	3.8%
Non-cash impairment charges	3,573	0.3%
Adjusted operating income, pre-tax	$41,485	4.1%

Reported net income	$23,517	2.4%
Non-cash impairment charges net of income taxes	2,227	0.2%
Adjusted net income	$25,744	2.6%

Reported net income per diluted share	$1.28
Non-cash impairment charges net of income taxes	0.12
Adjusted diluted earnings per share	$1.40